Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated February 14, 2013 on the financial statements and financial highlights of the Victory Variable Insurance Funds included in the Annual Report to Shareholders for the fiscal year ended December 31, 2012 in Post-Effective Amendment Number 23 to the Registration Statement (Form N-1A, No. 333-62051) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

April 15, 2013